Exhibit 10.73

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is executed as of this 14th day of May 2012, by and between KAYAK Software Corporation, a Delaware corporation (the “Company”), and Karen Ruzic Klein, an individual (“Employee”).

In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties. Employee shall be employed in the position of General Counsel or such other executive position as may be assigned from time to time by the Company’s Chief Executive Officer; provided that any executive position that does not also include continuing in the role of General Counsel will require the consent of the Employee. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include those customarily attendant to Employee’s position and such other duties and responsibilities as may be assigned from time to time by the Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform her duties and responsibilities diligently and to the best of her ability.

1.2 Other Documents. On or prior to the date hereof, the Employee will execute and deliver to the Company the following: Insider Trading Policy Acknowledgement and Employee Non-Disclosure and Developments Agreement, each in the form previously furnished by the Company.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee an initial annual salary of $275,000 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. The Employee’s Base Salary will be reviewed and be subject to adjustment from time to time by the Board of Directors or its Compensation Committee at their discretion in accordance with the Company’s annual review policy.

2.2 Performance Bonus.

(a) Employee will be eligible to earn an annual performance-based bonus based on performance criteria approved by the Company’s Board of Directors or its Compensation Committee for each full or pro rata portion of any fiscal year during which Employee is employed by the Company (each, a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto being determined annually in the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of Company and individual performance criteria established by the Company’s Board of Directors or its Compensation Committee, but the performance criteria will be set to target a Performance Bonus equal to one hundred percent (100%) of Base Salary as of December 31st of the applicable Bonus Year if the performance criteria are met (the “Target Bonus”).

2.3 IPO Bonus. Employee will be entitled to a lump sum bonus of $100,000 payable within 45 days following completion of the Company’s initial public offering, provided, however, that such amount must be repaid by Employee to the Company should Employee elect to terminate Employee’s employment with the Company within six months following the Company’s initial public offering.

2.4 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. A brief description of the Company’s current benefits is contained in Exhibit A hereto.

2.5 Vacation. Employee shall be entitled to the number of vacation days in the calendar year based on the Company’s general vacation policy, subject to and to be taken in accordance with the Company’s general vacation policy for employees.

2.6 Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.7 Withholdings. All payments to be made by the Company hereunder will be subject to any withholding requirements.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination.

(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate her employment obligation hereunder (but not her obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event (s)he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean any of the following: (i) mutual written agreement by Employee and the Board of Directors that Good Reason exists; (ii) a material violation by the Company of this Agreement that continues uncured for a period of thirty (30) days after notice thereof by the Employee; (iii) if such Employee is an executive officer of the Company, demotion of the Employee, without the Employee’s prior consent, to a position that does not include significant managerial responsibilities; (iv) reduction of the Employee’s then-current material responsibilities, which shall include but are not limited to (A) the hiring, retention and management of internal and outside legal counsel, (B) the oversight and management of litigation, intellectual property, regulatory and transactional matters, (C) corporate secretarial functions and (D) corporate governance and compliance matters; (v) reduction in the Employee’s base salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to the Company’s similar class of officers or employees; or (vi) a relocation of the Company that requires the Employee to commute to an office that is more than sixty (60) miles away from the Employee’s then current place of employment.

(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Employee from the Company of written notice of such breach,

(iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such violation, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or federal Family and Medical Leave laws.

3.2 Rights Upon Termination.

(a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the

Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii), (iii), (iv) and (vi) below, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors or Compensation Committee for the Employee for such Bonus Year), (iii) acceleration of fifty percent (50%) of all unvested equity held by Employee as such may have pursuant to any stock option agreement with the Company, (iv) payment of Base Salary for twelve (12) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, (v) reimbursement of expenses to which Employee is entitled under Section 2.6 hereof, and (vi) continuation of the welfare plans of the Company as detailed in Section 2.4 hereof for the duration of the Severance Period.

(b) Section 3.1(c) and 3.1(d) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clause (iii) below, (i) any unpaid Base Salary, (ii) the value of any accrued but unused vacation, (iii) in the case of Section 3.1(d) hereof, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs, and whatever rights as to stock options as Employee may have pursuant to the any stock option agreement with the Company and (iv) reimbursement of expenses to which Employee is entitled under Section 2.6 hereof.

ARTICLE IV

CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

4.1 Confidentiality. Employee agrees to abide by the Employee Non-Disclosure and Developments Agreement, the form of which is attached as Exhibit C and incorporated by reference herein.

4.2 Non-Competition.

(a) During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

(b) Intentionally left blank

4.3 Non-solicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee’s termination or within three months prior to leaving her employment with the Company or any of its subsidiaries to leave their employment with the Company.

4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Employee agrees that, following termination of employment with the Company, the Company may forward a copy of Article IV of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and the Employee releases the Company from any claimed liability or damage caused to the Employee by virtue of the Company’s act in making that prospective or actual employer aware of Article IV of this Agreement (and any related Exhibits hereto).

4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES

TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Said arbitration shall be conducted in New York, New York. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within thirty (30) days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a) If to the Company:	KAYAK Software Corporation.
55 North Water Street, Suite 1
Norwalk, CT 06854
Attention: Chief Executive Officer

(b) If to Employee:	Karen Ruzic Klein

6.2 Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof (including, without limitation, Employee’s Offer Letter dated October 22, 2007, as amended from time to time, between the Company and Employee).

6.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7 Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the State of New York, without regard to any rules of construction that would require application of the laws of another jurisdiction. Any legal proceeding related to this Agreement and permitted under Section 4.7 and Article V hereof must be litigated in an appropriate New York state or federal court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of the State of New York for this purpose. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and accordingly each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party responsible for the drafting thereof.

6.8. Effective Date. The terms and conditions of this Agreement shall be effective as of the date hereof. In the event of the failure of the Company to consummate its initial public offering, this Agreement shall be null and void and of no force or effect.

6.9. Tax Compliance.

(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon the Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 – A-6.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:

KAYAK SOFTWARE CORPORATION.

By:	/s/ Daniel Stephen Hafner
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Karen Ruzic Klein
Karen Ruzic Klein

Exhibits:

Exhibit A	Summary of Welfare Benefit Plans
Exhibit B	Intentionally left blank
Exhibit C	Employee Non-Disclosure and Developments Agreement

Exhibit A

Description of Current Benefits

See Attached.

Exhibit B

Intentionally left blank

Exhibit C

Employee Non-Disclosure and Developments Agreement

See Attached.

EMPLOYEE NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

(the “Agreement”)

KAYAK SOFTWARE CORPORATION

RECITALS

A. Kayak Software Corporation (“The Company”) is involved in an extremely competitive industry in which confidentiality and customer goodwill are valuable assets.

B. The Company’s Confidential Information (defined herein) and customer goodwill are vital to the success of the Company’s business and have been or will be developed or attained by great efforts and expense to the Company.

C. I acknowledge that as of the date of this Agreement and continuing thereafter, I will be provided by the Company with Confidential Information, including trade secrets, concerning the Company and its customers and I recognize the importance of protecting the Company’s rights in and to such Confidential Information and goodwill that the Company has developed with its customers.

D. The Company’s competitive position in the line of business in which it is engaged depends in part upon its ability to safeguard Confidential Information and preserve customer goodwill.

E. The Confidential Information being provided to me (pursuant to this Agreement) is necessary for the performance of my duties and could damage the Company or third parties if such Confidential Information were made known to any entity or person engaged in business activities that are in competition with the Company. I acknowledge that without the Company’s provision of such Confidential Information I would not be able to accomplish my job duties.

F. The Company will not provide, or will not agree to continue to provide, me with this Confidential Information unless I provide the necessary assurances and commitments to protect this information and the Company’s line of business as more fully set forth herein.

G. This Agreement was made available to me prior to the date hereof so as to provide me with an adequate amount of time in which to read the entire Agreement and review its provisions with my counsel and advisors.

H. I understand the meaning and effect of the terms of this Agreement, and due to the extremely competitive nature of the business in which the Company is engaged, I agree that the restrictions contained herein are reasonable and necessary.

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NOW, THEREFORE, in consideration of the covenants herein, my employment or continued employment with the Company, and for other good and valuable consideration, I hereby covenant and agree with the Company as follows:

ARTICLE I

Definitions

1.1 Company: The term “Company” shall mean Kayak Software Corporation and any parent, subsidiary, affiliate, successor or assigns of Kayak Software Corporation for which I work or from which I, as an employee, obtained or could have obtained Confidential Information and/or benefited from the customer goodwill developed by Kayak Software Corporation

1.2 Confidential Information: The term “Confidential Information” shall mean any proprietary or confidential information concerning the organization, personnel, business or finances of the Company or its customers, vendors or business partners, or of any third party which the Company is under an obligation to keep confidential. Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, financial information, sales techniques, pricing information and pricing methods, projects, the Company’s salary and/or pay rates, other Company personnel information, and all other plans and proposals and any other information or documents that the Company reasonably regards as being confidential.

1.3 Developments: The term “Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program or code, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes, including, but not limited to, the Semiconductor Chip Protection Act, or subject to analogous protection).

ARTICLE II

Disclosure of Developments

2.1 I agree that I will forthwith communicate in writing to the Board of Directors of the Company, or such officer or individual as the Board of Directors of the Company may from time to time designate, a full and complete disclosure of any and all Developments, research and other information, discoveries and improvements made, developed, conceived and/or reduced to practice by me, alone, or jointly with others (i) while in the employ of the Company and (ii) during an eighteen (18) month period following the termination of my employment or other association with the Company if such Developments, research, discoveries or improvements relate to the business of the Company.

2.2 The business of the Company includes any technical or business interest that has been worked on by the Company in the past, or in which there is work in progress at the Company during the period of my employment with the Company. The business interests of the Company include Company operations or activities in the planning stages. I understand that this disclosure of Developments and the following assignment of Developments does not cover any of my patents or patents applications that are filed or based exclusively on inventions made by me before my employment with the Company, which inventions are listed in the Appendix attached hereto pursuant to Section 3.5.

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ARTICLE III

Assignment of Developments

3.1 If at any time or times during my employment or other association with the Company, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in such Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. I will not dispute, contest or deny the Company’s ownership rights to any of such Developments during or after my employment with the Company. I will sign such documents and do such acts as may be reasonably necessary to accomplish such assignment, including to obtain, maintain, defend and enforce the Company’s rights to such Developments. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act on my behalf and in my stead to execute and file any application for any U.S. or foreign patents or copyright registrations and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations covering any Development assigned to the Company pursuant to this Section 3.1.

3.2 I will assist, upon request, in locating writings and other physical evidence of the making of my Developments and provide unrecorded information relating to them, and give testimony in any proceeding in which any of my Developments or any application or patent directed thereto may be involved, provided that if I am no longer employed by the Company, reasonable compensation shall be paid for such services. Notwithstanding the foregoing, no obligation is imposed on the Company to remunerate at a higher rate for the giving of testimony than the rate established by law for the compensation of witnesses in the court or tribunal where the testimony is taken. To the extent feasible, the Company will use its reasonable best efforts to request such assistance at times and places as will least interfere with any other employment of mine.

3.3 I will promptly disclose to the Company all material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company. I agree that all such material constitutes a work for hire, and at the expense of the Company, I will assign to the Company all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

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3.4 Any Development relating to the Company’s business made by me within eighteen (18) months following the termination of my employment (and which is required to be disclosed in accordance with Section 2.1 above) shall be presumed to be owned by the Company.

3.5 I represent that the Developments identified in the Appendix attached hereto, if any, comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Developments and the purpose thereof, but not details of the Development itself. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine any such Development owned by me or in which I have an interest, I hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Development as part of or in connection with such product, process or machine. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.                     .

3.6 I understand and acknowledge that this Article III does not apply to an invention for which no equipment, supplies, facilities and/or trade secret information of the Company was used and which was developed entirely on my own time, unless the invention relates directly to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by me for the Company.

ARTICLE IV

Non-Disclosure

4.1 I agree that I will not, at any time, whether during or after the termination of my employment, without first obtaining the written approval of the Board of Directors of the Company, or of such officer or individual as the Board of Directors of the Company may from time to time designate, divulge or disclose to any person or entity outside of the Company, whether by private communications or by public address or publication, or otherwise, any Confidential Information, except to the extent that such disclosure is necessary to perform my duties and fulfill my responsibilities as an employee of the Company. All original and copies of any Confidential Information or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company and shall be surrendered to the Company upon termination of my employment.

4.2 I shall keep confidential all Confidential Information related to any third party which the Company is obligated to maintain as confidential, except as may be required in the ordinary course of performing my duties as an employee of the Company consistent with the Company’s agreement with such third party, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

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4.3 Without limiting the generality of the foregoing, I shall: (a) not make, or permit or cause to be made, copies of the Confidential Information, or use the Confidential Information, except as necessary to carry out my duties as prescribed by the Company; (b) take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person; (c) not transport or cause to be transported the Confidential Information outside the premises of the Company, except as necessary to carry out my duties as prescribed by the Company; (d) not, without the Company’s express written authorization, participate directly or indirectly in the development, marketing, sale, licensing or other exploitation of software or other products or services that embody or are derived from the Confidential Information; (e) not use any Confidential Information other than in the course of performing duties as an employee of the Company; and (e) comply with all other Company programs and policies regarding the protection of the confidentiality of Confidential Information.

ARTICLE V

Company Property

5.1 I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” includes, but is not limited to, all notes, memoranda, reports, lists, records, drawings, sketches, rolodexes, specifications, software programs, software code, data, computers, cellular telephones, pagers, palm pilots and their equivalents, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, and any other Company property in my possession, custody or control. I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Property. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the earlier of the termination of my employment with the Company or any request by the Company I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

ARTICLE VI

Best Efforts

6.1 During the period of my employment by the Company, I shall devote my full time and best efforts to the Company’s business, and I shall neither take any position with, or perform any duties for, any organization other than the Company without the approval of the Company’s Board of Directors or its designated representative, provided, however, that I may participate in professional, civic, social and/or charitable activities that do not adversely affect my ability to carry out my responsibilities to the Company.

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ARTICLE VII

General Provisions

7.1 I agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Company, the reasons for the cessation of my employment or other association with the Company, or the amount of my wages and/or salary.

7.2 This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, representations, warranties, covenants, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. No modification or variation to this Agreement shall be deemed valid unless in writing and signed by me and the Company.

7.3 This Agreement shall be binding upon my heirs, executors, administrators and legal representatives, and shall inure to the benefit of the successors and assigns of the Company. I shall not assign this Agreement.

7.4 I represent and warrant to the Company that I am not under any obligations to any person, firm, corporation, or other business entity, and have no other interest, which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by me of any of the covenants hereunder or my duties in my employment with the Company. I have not entered into, and shall not enter into, any agreement, either oral or written, in conflict herewith.

7.5 I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence, proprietary information acquired by me in confidence or trust prior to my employment by the Company, nor will it violate any non-solicitation and/or non-competition agreements entered into prior to my employment with the Company. I have not entered into, and I shall not enter into, any agreement, either written or oral, in conflict herewith.

7.6 I agree that any breach or threatened breach of this Agreement by me will cause irreparable damage to the Company and the remedy at law for any such breach or threatened breach will be inadequate. In the event of such breach or threatened breach, the Company shall have, in addition to any and all remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent the breach or threatened breach of my obligations hereunder, without bond or other security and without proving special damages or irreparable injury.

7.7 Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any waiver of any provision hereof must be in writing and signed by the waiving party to be effective.

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7.8 I agree that each provision and the subparts of each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

7.9 The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

7.10 I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. I further agree that any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of Massachusetts and shall be commenced and maintained in any state or federal court located in such state, and I hereby submit to the jurisdiction and venue of any such court. I agree to pay the reasonable fees and expenses of the Company in connection with the enforcement of this Agreement (including, without limitation, the fees and expenses of the Company’s legal counsel), unless I am the prevailing party in any such action.

7.11 Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by facsimile (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth on the signature pages hereto. Each party will be entitled to specify a different address or facsimile number for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 7.11.

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[Remainder of page intentionally left blank.

Signature page to follow.]

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I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I HAVE HAD THE OPPORTUNITY TO CONFER WITH LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS SET FORTH HEREIN) HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Name:
Employee:		Date:
Signature

Address:

Witness:		Date:

Acknowledged by:

Kayak Software Corporation

By:
Name:
Title:

Kayak Software Corporation

55 N. Water Street, Suite 1

Norwalk, CT 06854

Fax: (203) 899-3125

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APPENDIX – TITLE/PURPOSE OF DEVELOPMENTS

The following is a complete list of all Developments and the purpose of those Developments:

No Developments

See Below

Developments and purpose (Please list any patents by patent number and any patents pending):

Employee Signature

Print Name

Date:

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FIRST AMENDMENT TO

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to that certain EMPLOYMENT AND NON-COMPETITION AGREEMENT executed as of the 14th of May 2012 (the “Agreement”) is executed as of this 17th day of May 2012 (the “Amendment Effective Date”), by and between KAYAK Software Corporation, a Delaware corporation (the “Company”), and Karen Ruzic Klein, an individual (“Employee”).

In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,

IT IS HEREBY AGREED AS FOLLOWS:

1. Section 2.2(a) shall be modified to include the following additional sentence:

“Unless the Board of Directors or its Compensation Committee establishes a separate plan for the payment of the Performance Bonus setting out the time of payment of such Performance Bonus, earned Performance Bonus will be paid in the fiscal year following the close of the applicable Bonus Year, on or about 2  1/2 months following completion of said Bonus Year.”

2. Section 3.1(b) shall be deleted and replaced in its entirety as follows:

“(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event (s)he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean any of the following: (i) a material violation by the Company of this Agreement; (ii) if such Employee is an executive officer of the Company, demotion of the Employee, without the Employee’s prior consent, to a position that does not include significant managerial responsibilities; (iii) reduction of the Employee’s then-current material responsibilities, which shall include but are not limited to (A) the hiring, retention and management of internal and outside legal counsel, (B) the oversight and management of litigation, intellectual property, regulatory and transactional matters, (C) corporate secretarial functions and (D) corporate governance and compliance matters; (iv) reduction in the Employee’s base salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to the Company’s similar class of officers or employees; or (v) a relocation of the Company that requires the Employee to commute to an office that is more than sixty (60) miles away from the Employee’s then current place of employment.”

3. Section 3.2(a) and 3.2(b) shall be deleted and replaced in their entirety as follows:

“(a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, subject to the Employee’s execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii), (iii), (iv) and (vi) below within sixty (60) days of termination, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) a lump-sum payment equal to the pro-rata portion (based on the number of days of the calendar year elapsed through the effective date of termination of 100% of the Base Salary in effect as of December 31st of the year prior to such termination), (iii) acceleration of fifty percent (50%) of all unvested equity held by Employee as of termination pursuant to any stock option agreement or equity award agreement with the Company, (iv) payment of Base Salary for twelve (12) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, (v) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof, and (vi) continuation of the welfare benefit plans of the Company as detailed in Section 2.3 hereof for the duration of the Severance Period.

(b) Section 3.1(c) and 3.1(d) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee and, in the case of termination on account of death, the Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clause (iii) below within sixty (60) days of termination, (i) any unpaid Base Salary, (ii) the value of any accrued but unused vacation, (iii) in the case of Section 3.1(d) hereof, lump-sum payment equal to the pro-rata portion (based on the number of days of the calendar year elapsed through the effective date of termination) of 100% of the Base Salary in effect as of December 31st of the year prior to such termination, and whatever rights as to equity as Employee may have pursuant to the any stock option agreement or equity award agreement with the Company and (iv) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof.”

4. A new Section 6.9(e) shall be added as follows:

“(e) The payment of any amounts otherwise payable on account of termination of employment under this Agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to sixty (60) days following termination of employment, without regard to whether or when Employee’s release is delivered and becomes irrevocable (an “Effective Release”). Regardless of any

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payment, however, all such amounts remain conditioned on an Effective Release such that if Employee fails to deliver (or revokes) his or her release he or she will forfeit and must immediately return such amounts on the Company’s demand.”

5. Except as modified by this Amendment, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year written above.

COMPANY:

KAYAK SOFTWARE CORPORATION.

By:	/s/ Daniel Stephen Hafner
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Karen Ruzic Klein
Karen Ruzic Klein

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